FORM OF
AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
OF
BURNHAM INVESTORS TRUST


The undersigned, being at least a majority of the Board of Trustees of Burnham Investors Trust, a Delaware statutory trust (the Trust), acting pursuant to Article IX, Section 7 of the Trusts Agreement and Declaration of Trust dated August 20, 1998, as amended
(the Declaration), do hereby amend the Declaration as follows, such amendment to become effective upon execution:
1. The second sentence of Section 1 of Article V of the Declaration is hereby amended to remove the reference to the Burnham Money Market Fund and add a reference to Burnham Financial Industries Fund and Burnham Long/Short Equity Fund, and to revise the number of Series from five to six and shall hereafter be read as follows:
Without limiting the authority of the Trustees to establish and designate any further series, the Trustees hereby establish four Series which shall be designated as Burnham Fund, Burnham Financial Services Fund, Burnham Financial Industries Fund,
Burnham Long/Short Equity Fund, Burnham Small Cap Value Fund and Burnham U.S. Government Money Market Fund.

2. The references to business trust are hereby amended to refer to statutory trust in the following Sections and Articles of the Declaration:
		Section 2(a)(h) of Article I
		Section 2(o) of Article II
		Section 4(c) of Article IX
		Section 6 of Article IX
3. Section 4 of Article IX of the Declaration is hereby amended to include the following paragraph:
(d) Merger, Consolidation, and Sale of Assets. Subject to applicable Federal and state law and except as otherwise provided in Section 4(a) above, the Series or Class thereof of the Trust, other than Burnham Financial Services Fund, Burnham Financial Industries Fund and Burnham Money Market Fund, may merge or consolidate with any other corporation, association, trust, or other organization or may sell, lease, or exchange all or a portion of the Trust property or Trust property allocated or belonging to such Series or Class, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees without the vote or consent of Shareholders.
Such transactions may be effected through mergers, share-for-share exchanges, transfers or sale of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.


	IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have executed this instrument as of this 15th day of August, 2005.

Jon M. Burnham, as Trustee and not individually
John C. MacDonald, as Trustee and not individually
Lawrence N. Brandt, as Trustee and not individually
Donald B. Romans, as Trustee and not individually
Joyce E. Heinzerling, as Trustee and not individually
Robert F. Shapiro, as Trustee and not individually
David Landsittel, as Trustee and not individually
George Stark, as Trustee and not individually